Exhibit 99.2

Plug Power

January Business Update Conference Call

January-28-2016

Confirmation #13628384

Operator:  Greetings and welcome to Plug Power 2016 January Business Update Conference Call.

At this time, all participants are in a listen only mode.  A brief question and answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, you may press star, zero on your telephone keypad.

It is now my pleasure to introduce Ms. Teal Vivacqua, Director of Marketing and Communications.  Thank you.  You may begin.

Ms. Teal Vivacqua:  Thank you.  Good morning, and welcome to the Plug Power January 2016 Business Update Conference Call.

This call will include forward-looking statements, including but not limited to statements regarding 2016 objectives, including those relating to revenue, sales, bookings, gross margin, and GenKey and GenFuel installations.  We intend these forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in Sections 27A of the Securities Act of 1933 and Sections 21E of the Securities Exchange Act of 1934.

We believe that it is important to communicate our future expectations to investors.  However, investors are cautioned not to unduly rely on forward-looking statements because they involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including but not limited to the risks and uncertainties discussed under Item 1A Risk Factors in our Annual Report on Form 10-K for the fiscal year ending December 31st, 2014, as well as other reports we file from time to time with the SEC.  These forward-looking statements speak only as of the day on which the statements are made, and we do not undertake or intend to update any forward-looking statements after this call.

At this point, I’d like to turn the call over to Plug Power’s CEO, Andy Marsh.

Mr. Andrew Marsh:  Thank you, Teal, and good morning, everyone.  Thank you for joining the Plug Power January Business Update Conference Call.

To start off today, I’d like to give you a recap of how we performed in 2015 versus the goals Plug Power management outlined at the start of the year.  It’s been a very good year for Plug Power.  Later this quarter, we’ll report revenues of more than $100 million, which was our top lie revenue goal.  Let me put this a bit in context.  This is more than a 50 percent increase over the fiscal year 2014 and a 275 percent increase over 2013.

It is clear that Plug Power’s on a steady growth path, paved by product acceptance and customer loyalties.

Contract bookings exceeded $200 million, which shows very strong demand for Plug Power systems in our core market.  The increase in our bookings and revenue numbers can be attributed to our GenKey product offering to customers.  Simply put, GenKey enables customers to make money.  With our GenKey full service solutions, customer are able to eliminate the cost of a battery room, eliminate toxic lead acid batteries from the workplace and maximize the performance of the staff to revenue generating activities, all with a sustainable solution.

We’re also growing our hydrogen business, as evidenced by the commissioning of more than 15 GenKey sites and GenFuel infrastructures in 2015.  At all of our GenKey sites combined, we dispense more than 2.5 tons of hydrogen daily, enable customers to perform in excess of 3,000 fuelings a day.  By the end of 2016, that number will double.

Our GenDrive fuel sales were also a key revenue driver as we delivered more than 3,600 units in 2015, and by driving cost further down the way, Plug was successful in meeting our goal to have 25 percent gross margins on GenDrive units by the end of the year.

Finally, we’ve added eight new customers, which I’ll talk about on the next slide.  On the new customer front, Plug Power is providing Nike with a full GenKey solution, inclusive of 186 GenDrive hydrogen fuel cells, GenFuel hydrogen infrastructure and GenCare customer support for Nike’s North American logistic campus in Memphis, Tennessee.

Hydrogen fuel cells are a sustainable power solution, producing only heat and water as by-products.  Hydrogen fuel cells can offer sustainable and efficiency benefits, including reduced electricity consumption, faster and easier fueling and increased performance.  And just going off script a bit here, at that site, the facility will have 100 percent green hydrogen being provided via our partnership with Praxair.

Another new customer this year was the Home Depot for a new distribution center in Troy, Ohio.  Today, 25 percent of our new deployments are new greenfield distribution centers like the Home Depot.  We see these customers as showcases for the future of distributing goods, and we believe there’s only one clear vision for powering forklift trucks in a distribution center.  Use Plug Power fuel cells and hydrogen fueling systems because we save you money.

And if you take a step back, [unintelligible] fuel cells in these distribution centers is like looking—going into a new house.  And when you go in a new house, you look around and see the most modern conveniences in the world, and five years later, they’re in everyone’s home.  And that’s what we’re doing with Plug Power fuel cells and distribution centers.  Eventually, that will be the way people normally power their distribution centers or forklift truck fleets.

Some other new customers added to the Plug Power family who deployed our units in products in both old and new facilities include North American companies such as Uline, Young’s, Dietz and Watson, and Freeze Pack, and two new European customers, Prelotus and Coalright.

And then, I know you all know this, but we continue to add new distribution centers with Wal-Mart.  Last year, we did over ten sites with Wal-Mart, and we expect to do 11 this year, three going online in the first quarter.  At the end of the year, we will have converted 25 Wal-Mart distribution centers in North America.  I think that says a lot about our products, a lot about our offerings and a lot about the future of powering forklift trucks.

Several activities in 2015 will help us to expand our markets in 2016 including the acquisition of HyPulsion.  Now, Plug Power has a great foundation to expand its addressable market into a region that is very open to hydrogen and fuel cell technology.

We’re going to Europe, but many of the customers we’re targeting are folks you already know are Plug Power customers, people like BMW, Daimler, manufacturers like P&G.  The same value proposition offered to North American customers apply to Europe.  Globally, customers are looking for ways to improve their productivity and save money, all in an economically favorable way.  This is what Plug Power offers.

Now I want to go a bit more in depth in the operational achievements that occurred in 2015 and 2016.  And I’m surrounded here today by many of the people who made these operational improvements possible.

GenDrive, the oldest of our product line, and as the products have matured, gross margins improved because of learning and efficiencies over time with each generation of products.  Our product development teams have worked diligently to make each product simpler, and in turn, lower cost.

For example, not too long ago, there was a point where our class three units were liquid cooled.  Today, they’re all air cooled, and it lowers our cost by over 70 percent.

The company continues to provide higher levels of integration, and it is a key to continue to reduce our part count and improve our reliability, both critical to reducing cost.  Examples can be seen in the reduction in the number of electrical circuit boards in a GenDrive unit.  When I first came here, you know, the first generation models may have had six or seven electrical boards.  We brought that down to one electrical board as we’ve learned to simplify, simplify, simplify our offering.

We’ve also found it critical to vertically integrate, and it has allowed us to reduce cost.  You’ve seen us increase our stack activity in GenDrive products, a critical component that helps improve Plug Power’s control on cost, reliability performance and quality of the units.

When I think about the evolution we’ve gone through, we would be nowhere today with the GenDrive business if we didn’t price our products to meet the market and simultaneously follow our product roadmap to reduce cost.  Greater sales volume has provided the manufacturing scale volume that has been a crucial ingredient in expanding our gross margins.

In 2016, these learnings will continue as we experience higher volumes that’ll help continue to increase our gross margins.  We expect GenDrive gross margins to continue to expand and exceed 35 percent.  We are also making dramatic improvements in our hydrogen infrastructure products that continue to boost our gross margins, and this is a product line that is less than two years old.  And the infrastructure business is actually going through the same learning curves we experienced with GenDrive.  We continue to drive down cost via design, quality and scale.  And in the fourth quarter, we saw a dramatic improvement in the gross margins for our infrastructure offering with more to come in 2016.

Hydrogen and GenCare margins continue to improve, and we’ll discuss more in the coming slide.

Now, I’d like to talk about 2016.  And as many of you know here on the call today, we have two anchor accounts, Wal-Mart and Kroger.  As we expand sales in 2016, we’ll also expand our anchor accounts, which includes some of today’s customers as well as other top 20 North

American retailers in international manufacture.  These anchor accounts are important because it provides revenue predictability to this business, because they’ve worked with Plug Power to schedule deployments on a rolling 12 to 18 month basis.

Additionally, as each site comes online, we see the continued expansion of our recurring revenue stream.

Paul is going to demonstrate later today that business has continued to become more predictable.  The key is these anchor accounts and the rezoning contract backlog and recurring revenue so that, each year, the company can better forecast and have less and less variability.

Another 2016 goal will be focus on increasing the margins for the recurring revenue stream.  Plug Power significantly improved and upgraded the GenCare and GenFuel products in 2015.  We expect that these products will follow a similar development path as GenDrive.

So, you may be wondering, how do we get there with GenCare?  First and foremost, we need to continue our path to improve product quality.  Our products are up 98 percent of the time, and I walk outside this room, I have a screen that shows me every site where we have products and have a GenCare contract, and I can see live that uptime always.  [Unintelligible], we are targeting 99.5 percent.

Second, we need to expand the reliability and lifetime of our stacks.  Our development team has worked diligently in the design of the new low and high power stacks to not only improve performance, but dramatically extend lifetime and reduce cost.

And third, we need a better utilization of our data collection capability.  I can actually tell you today whenever a unit fuels what’s going on in the unit.  I have over a megabyte of data that’s downloaded to our system.  Our units are really smart, and we have the capability for each unit to talk together.  And we’ve designed a forklift fleet operating center to monitor the health of all units.  Some of you in the audience today have seen it, and our goal in 2016 and beyond is to have more to point utilization of our remote GenCare workforce through regional deploy methods by leveraging data and remote control of our units.

Our plan to impact higher gross margins for service is really simple - make sure you’re running all the time, have stacks that never fail, and leverage data in order to reduce service material cost and drive increased number of fuel cell service by an individual technicians.

In regards to the hydrogen business, many of you may not know this, but Plug has a long history with developing elegant solutions for hydrogen reforming.  And over the past years, we’ve developed a capability in storage and dispensing.  Some of you may remember our GenSys product, which actually generated about 120 [sic] kilograms a day to feed our system.

The major challenge with reformation at customer sites is system availability and utilization.  Distribution centers or manufacturing facilities simply need to have hydrogen all the time, a target today reformers can’t meet - besides additional cost because you need more storage, it drives higher capital, and additionally, unlike liquid systems, the output of reformers have excrete limits, and the economics can fall apart rapidly if the usage doesn’t closely match the output.  Both of these items can drive significant cost into the offer.

On the other hand, it’s an opportunity, right?  Hydrogen reformation coupled with solutions to these two barriers could dramatically reduce our hydrogen cost and support expanding our market and gross margins.  It will allow Plug to migrate from a reseller of hydrogen to a provider.

Finding a potential cost effective solution to this challenge is our top development priority in 2016.  This is a system engineering as well—and I must emphasize this—the business relationship question that Plug Power will look to solve internally and with partners.

So, what’s next for us?  One area is EVs.  I know people read in the press, and they may not—they may forget that fuel cells are also EVs.  And I see a world where EV vehicles start to dominate, and these electric vehicles will be powered by batteries, hybrid fuel cells and batteries or just fuel cells alone.

You may not think of forklift trucks as EVs, but they are, and our GenDrive units are in fact a hybrid engine for electric forklift trucks, combining the base power of fuel cells with the peak power and regenerative capturing capabilities of a battery.

And we’ve powered quite a few EVs, more than 10,000, as explore offering solutions, other solutions to the industrial vehicle market such as our range extender project with FedEx, able to leverage this technology from our learnings with those 10,000 GenDrive units we have in the field that, by the way, have operated over 107 million hours.  And if you think about that, one day I think I equivalent that to about 30,000 car lives.

I hope you see that right here at Plug Power, innovation is alive.

And results are also coming in 2016 I outline our objectives.  We’re gonna grow this company’s revenue again 50 percent.  And I ask, how many companies in the world will experience four years in a row of 50 percent plus revenue growth.  Growth rate of this magnitude should continue beyond 2016, as well, since we have only a small share of the overall material handling market, we continue to—but, we continue to grow the recurring revenue portion of the business and because we should start to see the fruits of our market expansion activities.

Our sales team will do contract bookings of $275 million, and that’ll include—and we expect that will include doubling the number of installs worldwide with 25 new GenKey commissionings in 2016.

Our gross margins will exceed 10 percent, and this is driven not only by an increase in product margins, as we discussed earlier.  And what’s really important to note, the numbers impacted by a few accounting items.  For instance, 10 million deferred products were products shipped and cash collected under PPA sales lease back contracts in 2016 is not included in either the revenue or gross margin lines.

So, if you take a step back and think about that, 10 percent on 115, another 10 million, it’s $25 million of contributions of a fully loaded operation that are coming to the company this year.  We also expect an increase of margins.  The increase in margins will reduce our operating cash use from just under an estimated four million dollars in the fourth quarter of 2015 to nearly breakeven by the end of this year.

These are aggressive goals, but not more aggressive than the ones we exceeded last year.  I feel confident that the team here at Plug and with the business environment we currently see these goals are within reach.

Thank you for your time.  Let me now turn it over to our CFO, Paul Middleton, to provide more financial insight into our business.

Mr. Paul Middleton:  Thank you, Andy.

Let me start with a few comments around fourth quarter 2015.  In Q4, we shipped products and installed hydrogen infrastructure sites in excess of what we had anticipated, and although we are still finalizing year-end results, we can say at this point we are confident we will exceed the previous guidance we outlined for the fourth quarter of 2015.

This quarter, again, reflects an all time record for Plug Power and concludes a year of tremendous success in demonstrating through multiple customers that we have developed a true value added solution.  We are planning to hold our full-year and 2015 results conference call in early March, which is in line with our normal timing, and we will be able to provide more insight then.

In regards to 2016 forecast, we will achieve year-over-year growth for the whole year and in year-over-year quarter comparisons, however, we do continue to see some natural tendencies in our customer buying cycles that are giving rise to some seasonality in the earlier part of the year.

Our 2016 financial plan indicates we will achieve an excess of 150 million in revenue, which will equate to 50 percent growth year-over-year.  We will ship more than 4,400 GenDrive units and complete more than 25 new hydrogen infrastructure sites.  As Andy conveyed, the plan includes Plug levering its existing customers and equally important expanding our customer base.

One additional point I would like to make here.  If you reflect on what we had forecasted in January 2015 for the 2015 sales plan, you can see that sales by in large followed the pattern we had predicted and in most quarters actually slightly exceeded what we had forecasted.  We believe the predictability dynamics of Plug Power’s business have only grown stronger as we enter into 2016 given the continued maturing of our business, the strength of the Plug team, our growing contract backlog and associated recurring revenue stream, and our continued focus of our customers to implement multi-site, multi-year deployment planning.

In fact, turning to our next slide, we wanted to share more insight into our contract bookings and growing contract revenue backlog and some interesting dynamics we see.  Over 40 percent of our backlog is associated with near-term system deployments and with the 12 month layer of our recurring contract revenue.  For context, we started 2015 with over 50 percent of the planned annual revenues and contract backlog.  And as we enter into 2016 over 70 percent of the planned annual revenues will come from our current contract backlog.  This is one of the many dynamics that is driving increased predictability of the business.  The other key takeaway here is the substantial base of future recurring revenues we are building in contract backlog.  This growth makes future periods also increasingly more predictable.

On the next slide we’d like to share some insight into our varied product lines.  While we expect all product and service offerings will achieve year-over-year growth, new system deployments will continue to be a high percentage of our total sales with new planned sales of GenDrive units and GenFuel infrastructure constituting 64 percent of the plan.  This bodes well for Plug Power in 2016 given the tremendous continued margin progression in GenDrive units as we continue to develop the margin profile of the other offerings.

The other key takeaway here, as I’ve previously stated, is that over 70 percent of the planned sales will come from current contract backlog.  The other 30 percent of planned sales will come from 2016 contract bookings.  And we have clear line of sight into these revenues from our existing and targeted customers.  I expect a large portion of these revenues will be booked in the coming months.

On the next slide we wanted to share more color on anticipated margin results for 2015 and how it correlates to our 2016 plan.  Overall, we are forecasting to exceed 10 percent gross margin for 2016.  This includes a continued ramp in margin improvements and cost down efforts, allowing us to tremendously improve the gross margin run rate as we proceed through the year and end with a strong profile and foundation as we enter 2017.

One other point here, as many of you know, a portion of our sales are associated with sale lease backs for the assets and services utilized by our customers under power purchase agreements.  As for the accounting rule, any profit for product sales associated with the sale of lease back transactions must be deferred and recognized over the term of the financing agreement.  In 2016, we anticipate this profit deferral will exceed 10 million, which will be recognized proratively over approximately six years.

If we take a look at GenDrive, this is our oldest offering, and Plug has made tremendous progress in cost downs driven from supply chain leverage, overhead leverage on increased volumes, improved and more simple product designs, in certain cases our vertical integration strategy, such as the launch of the new Plug Power Stack.  We anticipate these improvements continuing into 2016 and that we will grow overall GenDrive margin with more volume and further cost downs.

If you look at the other offerings, these effectively represent relatively new businesses for Plug.  And although we made great strides in 2015, we anticipate significant further progress in 2016 as these businesses continue to mature.  In fact, we anticipate these businesses moving along the commercialization ramp to collectively breakeven in 2016 driven from increased volume and substantial cost down programs.  In the long-term, we anticipate all of the offerings will achieve mid-30 percent margin profiles, with some of these offerings achieving that milestone sooner than others.

I also want to make a few comments on GenCare, which is the service offering we provide on our GenDrive units and our hydrogen infrastructure installations.  2015 represents another great year in improving the cost profile on GenCare stemming from continued system design enhancements, improved management of the installed fleet with approaches such as our newly created network operating control center, leverage from increased volume, and the blending of newer more reliable units.  We anticipate these factors and new cost down programs to further drive improvement in 2016.  However, for a portion of our installed fleet under maintenance contracts, as Andy had discussed in our Q3 2015 earnings release, we have identified a concern with the membrane in certain stacks that is causing premature failures.

In many cases over the last year or so we have been able to extend these stack lives with improved operating protocols and system enhancements, but has become apparent that these particular stacks in the field will not meet the expected life, which will result in higher than anticipated stack refurbishment cost.  We are confident that our external stack provider has addressed the issue with the implementation of a new membrane in their new and refurbished stacks.  Our engineering team in collaboration with 3M has utilized a reinforced membrane in the new Plug Power stacks launched in the fourth quarter that meets life expectations.  Testing performed by Plug Power, 3M, and our external stack provider has proven these new membranes substantially improve stack life.

In regard to the associated legacy stacks and future costs, Plug is currently updating its cost forecast on these specific maintenance agreements and working with the external stack provider on how best to minimize these future incremental costs.  We will conclude this analysis prior to our earnings call in early March, and we’ll be able to share our updated expectations then.

In regards to administration expenses, as I mentioned before, the continued story here is leverage.  We anticipate only nominal investment in the near-term but tremendous leverage as we continue to grow.  We are demonstrating this with programs such as our expansion and focus in Europe, which we largely support from our U.S. team.  As we look at growth through 2016, we anticipate the run rate as a percentage of sales to continue improving as we keep administration—administrative costs consistent while growing the top line and see it being positioned to improve further as we move into 2017.

In regards to EBITDA’s margin rates and operating cash flow run rates, we continue to move in the right direction.  In Q4 2015, we estimate strong performance given the rampant sales, improvements in margin, and the focus on working capital.  We ended 2016 with close to 65 million in cash and over 48 million in restricted cash.  In 2016 we forecast using less than 20 million in operating cash flows.  Given our performance through 2015, and especially in Q4 2015, in conjunction with our improving ability to predict commercial trends, we feel confident in predicting that by year-end 2016 we will achieve positive EBITDA and approximate breakeven operating cash flows.

As we enter 2016, Plug represents an enterprise growing over 50 percent a year, a company with no debt, a platform now working with some of the top financial institutions in the world to finance Plug’s customers deployments, and a strong financial asset and a substantial pool of on and off balance sheet escrowed funds that back portions of the contract backlog and deals closed, funds that amortize and distribution over the next few years.  In addition, Plug continues to work with market leading financial institutions that are collaborating on innovative ways to fund Plug’s deals that will yield even greater economics and more robust capital solutions in 2016 and beyond.  Andy alluded to some of the ideas in the Q3 2015 earnings call, and we look to share more with you on these efforts as we progress into 2016.

To be clear, we believe in 2016 we will build on our tremendous commercial success in 2015, and we will continue to demonstrate our ability to grow a profitable enterprise.  We will stay vigilant and prudent about incremental investments, and we will be focused on finding the best capital solutions for Plug in the near and long-term.

I wanted to conclude my comments by reiterating our key goals for 2016 and summarizing the key things we will focus on to achieve our 2016 plan as we commence the New Year.  First and foremost, we need to capitalize on our sales opportunities and get the planned contract bookings.  Then, of course, we need to execute and deliver on our commitments.  Our recent investments in our sales team and the existing strong customer relationships we have built will drive this.

In regards to margins, we need to achieve the key cost down initiatives we have targeted.  Here, we have clear cost down roadmaps and have invested in the incremental resources to assure success.  Given our continued maturation as a successful commercial enterprise, we’ve invested in the right support team and processes to address the growing need for more sophistication in our key business processes.  We have the critical mass to support this year and beyond, and we will be prudent in controlling incremental administration—administrative investments.  We have established strong relationships with the right financial institutions and developed increased creditability by continuing to deliver and improving margins.  So, we have set the stage to develop even more robust capital solutions for the near and long-term growth.

In conclusion, I am incredibly excited about our prospects in 2016 and beyond, and I look forward to communicating more on our success as we progress through the year.  We will now open up the line for questions.

Operator:  Thank you.

Ladies and gentlemen, we will now be conducting a question-and-answer session.  If you would like to ask a question, please press star-one on your telephone keypad.  A confirmation tone will indicate that your line is in the question queue.  You may press star-two if you need to remove your question from the queue.  For participants using speaker equipment it may be necessary to pick up your handset prior to pressing the star keys.  Once again star-one on your telephone keypad now.

Our first question comes from Matt Koranda with ROTH Capital.

Mr. Matt Koranda:  Good morning, Andy and Paul.  Thanks for taking my questions.

Mr. Andy Marsh:  Morning, Matt.

Mr. Paul Middleton:  Morning.

Mr. Matt Koranda:  I just wanted to get an update on the rollout of your new Class 3 units that contain the internally developed stack.  What percent of Q4 shipments contain the new stack, and how are they performing in the field today?  What’s the feedback like from customers?

Mr. Andy Marsh:  So, Matt, a good percentage of our units went out in the fourth quarter with our own stacks.  It’ll be increasing throughout 2016.  And the performance in the field; and I’m sitting here with the head of product development at the moment, they’re performing as expected, and we believe that we have elegant, simplified solutions for the products.  And I think that the impact to our gross margins we’ll continue to see in 2016.

Mr. Matt Koranda:  Okay, got it.  And then, just to clarify, the issue that you mentioned with stacks in the field is that contained to Class 1 only?  And I know you guys are still finalizing some of the data around that.  But, can you just try to give us a rough sense for potentially the drag that that’s creating on service gross margins that it has been creating, and then how long is that headwind going to be in effect?

Mr. Andy Marsh:  So, Matt, if you may recall on the third quarter conference call, I mentioned that the drag is about a million dollars per quarter, and we expect that to continue for six to eight quarters.  There is a possibility, Matt, that there’ll be—there’s a possibility we may take a one time charge and that if we do that will increase our margins in the coming year.

Mr. Matt Koranda:  Okay, got it.  All right, turning to 2016 in terms of the goals, the 150 million in revenue goal I wanted to focus on for a moment here, what do you see in terms of the split between product and service revenue?  And then, what is that—what is embedded there in terms of the number of GenDrive units you’d expect to ship in 2016?

Mr. Andrew Marsh:  Teal, can we put up the—and what Paul can talk on, because we have that wonderful chart on the revenue breakdown by business—and maybe, Paul, you can talk about it from there.

Mr. Paul Middleton:  Yeah.  While she is working on that, it’s—I mean, I’d say from a product standpoint it’s probably going to be around, you know, 45, 50 percent of the sales.  And from a total GenDrive number, I think what I quoted was 4,400 planned in our 2016 sales.

Mr. Andrew Marsh:  So, Paul, doesn’t that chart show between GenFuel—hydrogen infrastructure and GenDrive, about 60 percent?

Mr. Paul Middleton:  Yeah.  So, in terms of system deployment of H2 infrastructure and GenDrives, it’s about 64 percent of our sales.  But, if you’re referring to products and service in terms of how we have been externally reporting it, a way to think about it is, you know, the GenDrive component would be in products in that bucket, and the balance of those columns would be in service, based on the methodology we’ve been using currently externally.

Mr. Andrew Marsh:  I think, Matt, and I don’t know if you have—the slides will be on the website, right, Teal?

Ms. Teal Vivacqua:  Yeah.

Mr. Paul Middleton:  Yeah.

Mr. Andrew Marsh:  And I think, Matt, there are slides that Paul went through which really gives a good description at a more discrete level the revenue per individual products, GenDrive,

GenCare, infrastructures, stationary business, and the associated margins.  And I think that—I think you may find them really helpful if you look at them.

Mr. Matt Koranda:  Right.  Okay.  I’m seeing that in front of me here.  That’s—it is helpful.  I see the slide that Teal pulled up, so thanks for that.

Ms. Teal Vivacqua:  Yeah.

Mr. Andrew Marsh:  In terms of the margins, I just want to turn to that for a moment—I think you guys had mentioned you had 25 percent gross margins on GenDrive by the end of this year—by the end of 2015, sorry.  Is the primary source of margin improvement the class-3 units that went out with your  internal stack?  Was there anything else that was a source of improvement there for the end of the year?

Mr. Andrew Marsh:  Sure.  Matt, we also—with the class-3 and with some class-2’s that went out the door, not a very high percentage of the output, we have—with the new stack and the activities, we have redesigned those products.  The class-3 product is set up so that you can use either a Plug stack or a Ballard stack.  We’ve—but, we have simplified the product line.  And a good—a high percentage of class-3’s went out with the new design.

We’ll continue to see improvements because we haven’t captured all the cost reductions, just because of typical sourcing, new product introduction.  So, there will be continual improvements in 2016, especially the first half of the year.  And in 2016 with some of the simplifications we’ve made to the high power product, you’ll also see continual costs down.

I got to tell you, we’re doing better with gross margins of GenDrive than I ever imagined at this point in time because we also have had some deferred profit which we were unable to show in the gross margin number, which effectively even drives those GenDrive products, you know, contribution to the business even higher.

So, we are continuing to make strides in driving down the costs of those products, and we’ll continue.  And I think that—to me what it says is that this is a team, an organization that knows how to drive new products into production, knows how to drive costs down.  GenDrive margins—you can see it today—you’re going to start seeing, I think, on the chart that Paul shows in the hydrogen infrastructure—and soon.

And it will be—throughout the year you’ll see service, where I call traditional service which is the GenCare offering—that margins will continue to improve.  And to me this business—it’s becoming really every day fundamental activities.  Sourcing we get better at.  Design simplification we get better at.  Our service and performance of the products get better.  And this is becoming a stronger and stronger business each day.

And, you know, I’d kind of like to say something on the customer front.  I have not seen as much customer interest in the past two, three months as I—than I’ve ever seen.  The word is getting out.  And I find one of the ironies of all, what’s going on in the world is, my product today is completely disconnected from the price of oil.  And actually—lower fossil fuel costs actually make my products more attractive because the transportation of hydrogen goes down.  And even though we do use many green sources of hydrogen, hydrogen itself is price based on natural gas prices, both of which are a benefit to Plug Power.

And I would suggest that, you know, there are some renewable stocks that may be tied to the price of oil.  Plug Power is not one of them.  And it’s a shame, I think, that we haven’t done a better job in communicating the disconnection between us and the price of oil because our customers see it.

Mr. Matt Koranda:  Right.  All right.  Thanks for that, Andy.  In terms of—thanks for the detailed color on product gross margins there.  One more thing I wanted to cover there, though.  In terms of the clear path, the 35 percent that you guys have called out in the slides, is there sort of a time line that you’d envisioned to getting to that 35 percent?  Just wanted to get your thoughts on that.

Mr. Andrew Marsh:  I think, Matt, that we haven’t put an exact number out there, but we have been on a continuous trend of gross margin improvement.  And I think the delta [sp] type change you’ve seen over the past years, that the rate of change of improvement will continue.

Mr. Matt Koranda:  Okay.  Got it.  And then, could we just talk about, real quickly, the operating cash goals for 2016?  I think you guys had a 20 million in cash burn from operations’ goal for 2016 laid out, but I wanted to understand what margin and working capital assumptions are embedded in that 20 million in cash burn.

Mr. Paul Middleton:  Well, I think, as Andy had talked about and I think I’ve made reference to as well, is that, you know, we’ve got in our plan the 10 percent margin for the whole full year on gross margin.  That does not include the impact of the deferred profit on the sale-leaseback transactions, which we do get the cash upfront for.

So, that’s another 10 million anticipated this year that certainly is helpful from a cash standpoint.  And, you know, I think from a working capital standpoint, we have a, you know, a lot of traction this year where we’ve been working with financial institutions and customers and Plug Power capital to make that process a lot more efficient.

And we’re—I think, you know, you’ll see as we get closer to the earnings release and disclose those results, that we’re going to talk more about that in that call because, you know, we’re really narrowing the time by which those projects come to fruition, both from a delivery standpoint as well as, you know, working through the closure of those financial transactions and getting paid.

And that’s the key, you know, narrowing that working capital investment, tightening up inventory, you know, working with our vendors to get better terms.  And so, you know, we’ve made tremendous strides this year, and I think we’re going to make tremendous strides next year.  Holistically, you know, that number for next year will be most likely close to half of what it was, if not better, in 2015.

Mr. Matt Koranda:  Okay.  Got it.  And then, lastly for me, now that we have clarity on the ITC as it pertains to fuel cells in the U.S. and it not being extended, how are customers like Wal-Mart and some of your other large anchor customers approaching the rollout of GenKey programs over the next couple of years?  I mean, I would assume that some of them may pull in demands in 2016 here, but could you just talk about the cadence of how they’re thinking about rolling out and what the value proposition looks like to them now that they’re planning for the ITC to be removed for fuel cells?

Mr. Andrew Marsh:  Yeah.  So, Matt, I guess, you know, you aren’t aware of some of the statement have come from Senator Reed, Speaker Pelosi, that Senator McConnell’s office admits that there was a technical mistake, not including fuel cells, and that there has been public statements by leadership, including at the close of this session Nancy Pelosi publicly saying that her and Ryan have an understanding that the oversight of fuel cells will be corrected.  They’re looking to do that in the first viable vehicle in 2016.

Personally, I’ll be down in Washington next week with some of the other CEOs in the industry, both from public and private companies, where we’ll be meeting with leadership offices.  But, it’s been viewed by Congress as a technical mistake and one that they will correct.  And, quite honestly, it has not been an issue with us or our customers because—I know you have a Washington background, Matt, and I’ll shoot you over some of the articles that have been written.

And I’ve been told by people they’ve never seen Congress admit they’ve made a technical error and to admit that they’re going to fix it so rapidly.  So, quite honestly, it’s not—you know, it’s just making sure that they find the right vehicle.  Some of the vehicles that have been mentioned are like the FAA bill that’s coming up.  So, it really hasn’t been an issue, and I don’t expect it to have an impact on our customer relations, since I expect the issue will be resolved over the next three to four months.

Mr. Matt Koranda:  Got it.  Great to hear.  Thanks, Andy and Paul, and I’ll jump back in queue here.

Mr. Paul Middleton:  Okay.

Operator:  Our next question comes from Eric Stein with Craig-Hallum.

Mr. Eric Stein:  Hi, Andy.  Hi, Paul.

Mr. Andrew Marsh:  Morning, Eric.

Mr. Eric Stein:  Morning.  Well, a lot of the questions have been asked and answered, but maybe just circling back to margins a little bit—and if you did disclose this, I apologize.  But, you, I think, were planning to start shipping liquid—the liquid cooled stacks, you know, to a small extent, in fourth quarter—curious if that happened.  And then also, you know, how should we think about that trending in 2016.

Mr. Andrew Marsh:  Eric, the answer—this is Andy.  The answer is, yes, we did ship a small percentage of liquid cooled units with the Plug stack in the fourth quarter.  And throughout the year that will be expanding.

Mr. Eric Stein:  Okay.  And maybe just sticking to the margin, just to clarify, so you gave your 10 percent plus gross margin goal and then discussed some of the issues with the membrane on the legacy stacks.   I mean, so we should think about this.  That is not something that, you know, pending this—as you’re going through the process to figure out the impact, that it could necessarily change that 10 percent number—but, what it could result in is that you take a charge?

Mr. Andrew Marsh:  Possible, Eric.  I think that—I probably should let Paul comment on that.  But, I think that—when I think about the gross margins, I think about three elements at the moment.  One is the greater than 10 percent that Paul outlined.

Mr. Eric Stein:  Yeah.

Mr. Andrew Marsh:  The second element is there could be a one-time charge, which is not incorporated into this analysis.  And, third, I think that—I can understand people having a hard time getting their hands around, but there’s another $10 million of deferred profits with sales-leasebacks which, you know, generate cash.

And, you know, if I think about shipping a GenDrive unit, I may be deferring half or a third of the profit on that GenDrive unit.  And though it’s generating cash for me, we may not see it immediately in the financials.  But, I probably should hand it over to Paul because he probably can put it in to CFO speaks better than I can.

Mr. Paul Middleton:  Yeah.  And then, Teal is going to pull up the gross margin slide that I talked to.  I think what I would point you to is if you look at GenCare there with the 2016 plan, you know, that column would include our—the cost, you know, that we’re anticipating for 2016 to support the [unintelligible], which would include these particular stacks.  I think what we’re working on as we speak is trying to just—well, the main thing, to be honest, is collaborating with our stack provider thinking about how to minimize those costs as we go forward.

And so, that’s, you know, one part of this exercise.  And then, the other part is kind of culling out those particular stacks and those associated units and sites to evaluate them from a maintenance agreement standpoint to see whether, you know, we have an issue there or not from a loss contract.

We have, you know, over 8,000 agreements and contracts out there.  So, you know, there’s a lot of—or units under contract, so there’s, you know—there’s a lot of them that don’t have that issue.  But, it’s a complicated exercise, and I think we’ll have better color to share with you as we get to the earnings release.  But, I think the way to think about it is, you know, if we do decide that we need to book a loss on those specific agreements, it would just reduce that blue column.

Mr. Eric Stein:  Okay, okay.  Got it.

Mr. Andrew Marsh:  It actually increased.

Mr. Paul Middleton:  Well, I’m sorry, reduced—it, you know, reduced the cost, which would reduce the loss or put it into a positive.  We’ll see—.

Mr. Eric Stein:  —Right, right, right—.

Mr. Paul Middleton:  —How that plays out.

Mr. Eric Stein:  Yeah, got it.  Okay.  Okay.  Then, maybe last one for me.  I know on past update calls you’ve given—you had kind of given a specific number.  And your business has grown to the point that it’s tough to do, but, you know, a number—the number of new customers you expected to, you know, announce or introduce in 2016.  You know, I don’t know if that’s something you’re willing to share—and then, you know, I guess on the bookings number for 2016 maybe just a breakdown between, you know, how you think that breaks up between new and existing customers.

Mr. Andrew Marsh:  Sure.  Eric, I actually did put a number out there this year because what I’ve really been thinking a great deal about is how to expand the relationship with present customers as well as large Fortune 500 customers.  And we do have internal goals of increasing our new customer base.  I look at our customer base, people like the Home Depot, Kroger, Wal-Mart, B&W, P&G, and those customers alone can expand our business.

And Jose Crespo, who is our VP of Sales, and I have actually kind of redesigned the sales course a bit this year to put more emphasis on working closely with those key strategic accounts to grow them more rapidly.  And what I’m really looking to do with the business is develop more and more anchor accounts, people that I can sit down with that you have five-year deployment plans with and a clear 12- to 18-month rollout plan with.  That’s how this business can continue to grow 50 percent per year, and it’s really why I didn’t set out a new customer number for this year.

I do have a certain—and there were some big customers—and Fortune 500 customers, which I think if you go through the list of the top 15 retailers in the North America, and you know who my customers are, you know, I’m targeting them.  And they are the ones that I really want added to the fold.  So, we’re thinking big.  We want the small customers.  I have a small percentage of the team working on smaller customers ‘cause we add value.

But, bigger customers, multiple deployments with them, planned cycles, helps our revenue number, helps our margin numbers.  It just will make this business stronger and stronger.  And that’s why this year there may be less of an emphasis publicly on new customers and more of an emphasis on revenue growth, bookings growth, strategic customers, who I can just—come November, October, when I’m doing the 2017 forecast, I have 75 percent in my pocket and don’t have to think.

Mr. Eric Stein:  Um-hmm.  Okay.  All right.  That’s very helpful.  Thanks, guys.

Operator:  Our next question comes from Carter Driscoll with FBR.

Mr. Carter Driscoll:  Morning, gentlemen.

Mr. Andrew Marsh:  Morning, Carter.

Mr. Paul Middleton:  Morning.

Mr.  Carter Driscoll:  How are you?

Mr. Andrew Marsh:  Okay.

Mr. Paul Middleton:  Fantastic.

Mr. Carter Driscoll:  Good.  Quite a bit of information, so thank you for that.  Let me just see if I can just speak in a couple, so I don’t overly tax this.  Maybe just talk about—we didn’t talk about really Europe.  So, you’ve had a couple of nice ones recently.  Maybe just talk about the acceptance there.  Maybe compare and contrast the ability to, you know, pair a full GenKey solution and the hydrogen infrastructure sourcing versus where you stand in the U.S.  And then, I have just a couple follow-ups and ones I want to clarify, a couple of clarifications, if I may.

Mr. Andrew Marsh:  So, Carter, in Europe I mentioned that we’re looking to leverage first and foremost the relationships that have already been established in the U.S.  We think the value proposition is strongest with people such as B&W, Daimler, P&G, folks that understand our business, understand how—understand the products, and using our sales team to really focus on those large international accounts in Europe, very similar to the discussion that I just had about the North America sales team and how we’re looking to increase the focus.

On the—the hydrogen side is interesting.  And there will be some sites which will be GenKey, but I think we will be working closely with our partner,  Air Liquide, in Europe, as well as others, and that model is evolving.  But, I would expect that you’ll see Plug Power hydrogen fueling systems in Europe.  But, leveraging those relationships will help us accelerate growth within those critical customers by leveraging some of the good partnerships we’ve established over time.

Mr. Carter Driscoll:  All right.  So, it sounds like it’s fair that it’s—like you said, it’s not going to actually be new customer growth in Europe.  It will be leveraging your existing relationships here and trying to expand upon them and getting them to migrate over to your solution in a different geography.  Is that a fair characterization?

Mr. Andrew Marsh:  I think that—and, Carter, one of the reasons we bought interest in HyPulsion is our North America customers, some of them I listed, asked us to take—wanted us to be the lead because of their longer term relationship with us when it came to fuel cells.  And they knew that we were the experts.  And that actually drove the buy-out of HyPulsion earlier rather than later.

Mr. Carter Driscoll:  Got it, got it.  Okay.  Maybe just a big picture competitive environment—any changes there?  I know you mentioned, you know, a few issues, you know, talked to a few folks that are targeting maybe from the lithium-ion side.  Obviously, I think Hydrogenics won one customer win that was announced.  Just, you know, maybe comparison—.

Mr. Andrew Marsh:  —If anybody in the audience know who that customer is, I’d love to find out.

Mr. Carter Driscoll:  Yeah.

Mr. Andrew Marsh:  I haven’t been able to figure that out.

Mr. Carter Driscoll:  Got it.  Okay—well, maybe just, you know, high-level thoughts there vis-à-vis your positioning and maybe some potential competing solutions, if any.

Mr. Andrew Marsh:  Yeah.  So, let me talk about fuel cells.  I’m hoping my competitors put more and more sales people in the field and create greater visibility of fuel cells in forklift trucks because the greater the visibility—they’re going to come around to understand who has the best product, who has the best offering.  And I’ve seen it already.  And they come to Plug Power.

So, I think there will be more entrants, and I think entrants at this time actually helps us rather than hurts us because we have a distinct lead in the marketplace.  I haven’t seen much with the lithium batteries.  And I think because when you think—and I think that probably at the one shift-type operation, one may start seeing—one and a half shift, one may start seeing some entrants of lithium.  It’s probably tougher on the higher power products, actually, because of some of the weight restraints and volume issues.

Mr. Carter Driscoll:  Yeah.

Mr. Andrew Marsh:  But, I think that you still have the charging issues, fast fueling as advantage.  You still have to change out batteries.  They’re going to have to figure out how to put weight in the truck.  You know, if it was—if I thought it was a viable market, Carter, today, we’d be, you know—I have lithium batteries in my product, and we saw [unintelligible] today, I would put an offering together.  But, I just don’t see it yet as a competitive threat.

Mr. Paul Middleton:  Yeah.  I mean, really—it really comes down to scale, certainly, and weight—are two of the bigger issues in terms of your target market.

Mr. Andrew Marsh:  Yeah, yeah, yeah.

Mr. Paul Middleton:  Okay.

Mr. Andrew Marsh:  It’s actually a straight—we’re in a strange market where weight helps.  And, you know, we have our challenges putting weight in, and we put steel tanks in, we surround things with metal and—which, you know, you have to because the design of forklift trucks mimic a battery in a forklift truck ‘cause they’re used for counterbalance as well as stopping the truck.

Mr. Carter Driscoll:  Yeah, yeah.  Okay.  Maybe just a couple of clarifications for Paul.  Now, if I understand correctly, you said you’re hoping to be close to EBITDA—break even by year-end, is the first question.  And then, the deferred roughly 10 million is not in the cash burn figure.  And then, just one last followup on the kind of the warranty issue, which I’ll ask after.

Mr. Paul:  So, our plan is to be actually EBITDA positive in 2-4 and approximate—break even on operating cash flows on a [unintelligible] 2-4.

Mr. Carter Driscoll:  Got it.  Okay.  Okay.  And then, not to, you know, beat the dead horse in terms of the stacks in the field—just a clarification.  Is there something that you found different or that you have a more complete analysis of what is in the existing field, and therefore you think you have better have quantification to take a charge and put the issue to the side?  Is that kind of the rationale, or is that the thought process?  Or am I mis-characterizing it?

Mr. Andrew Marsh:  So, Carter, as I said on the third quarter conference call, we came within a few weeks before the call—kind of came to understanding that—how long these stacks would last.  We’ve made improvements in extending their lives, but we realize we were hitting a brick wall with the membrane, and so we felt it was time to start looking at the evaluation and making a decision.  I think we have a fairly good estimate now of when products will fail.

But, the 8,000 units in the field, I actually can look at each of the stacks here at Plug remotely and know what’s going on when they fuel.  As far as the fix goes, we have run, and 3M have run extensive testing on the new membrane—3M’s testing probably goes back years and years and years and years.

From the units in the testing we’ve seen in the lab we’re not seeing the degradation that we’ve seen in the stack before, so we’re pleased with the change.  We feel we now have a stack that will work over 10,000 hours and that I—if we decide—if Paul and the financial folks feel it’s the right time to take the charge, we feel that once that’s cleaned up this is an issue of the past and one that we won’t be talking about.

Mr. Carter Driscoll:  Perfect.  I appreciate that.  All right.  I’ll leave the rest for followup.  Thanks for everything, gentlemen.

Operator:  Once again, ladies and gentlemen, if you’d like to ask a question, please press star, one on your telephone keypad.  Okay.  At this time I’d like to turn the floor back over to Andy Marsh for closing comments.

Mr. Andrew Marsh:  Well, thank you, everyone.  I started out today, I highlighted the Plug Power had a very good year in 2015, and 2016 is going to be better.  The company will achieve $150 in revenue, over $275 million in contract bookings.  Twenty-five GenKey systems, which include our products, services, as well as the hydrogen infrastructure, will be deployed this year.  Our growth margins will exceed 10 percent.

And, finally, I think this is important.  The company will only use $20 million in operating cash, accelerating to the point of cash break-even by year’s end.  We’ve come a long way, and we’re going to continue to progress down the same path.  So, I want to thank everyone for joining the call today.  And I look forward to you listening to our conference call that will be held in March for the year.  Thank you, everyone.  Bye, now.